Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Fortinet, Inc. and subsidiaries and the effectiveness of Fortinet, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fortinet, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 24, 2011